Exhibit 5.1

Constellium N.V. Tupolevlaan 41-61 1119 NW Schiphol-Rijk The Netherlands	Stibbe N.V. Advocaten en notarissen Strawinskylaan 2001 P.O. Box 75640 1070 AP Amsterdam The Netherlands T +31 20 546 0 606 F +31 20 546 0 123 www.stibbe.com Date — May 2013

Constellium N.V. – SEC Exhibit 5.1 form of opinion letter

Ladies and Gentlemen,

(1)	We have acted as counsel as to matters of Netherlands law to Constellium N.V. (the “Company”) in connection with the offering (the “Offering”) (i) by the Company of 11,111,111 Class A ordinary shares with a nominal value of € 0.02 in its capital (the “Primary Shares”), (ii) by Apollo Omega (Lux) S.à r.l. (“Apollo”) and Rio Tinto International Holdings Limited (“RTIHL” and together with Apollo, the “Selling Shareholders”) of 16,666,666 Class A ordinary shares with a nominal value of € 0.02 in the capital of the Company (the “Secondary Shares”), (iii) by the Company of up to 1,666,666 Class A Ordinary shares with a nominal value of € 0.02 in its capital (the “Primary Over-Allotment Shares”), and (iv) by the Selling Shareholders of up to 2,500,000 Class A ordinary shares with a nominal value of € 0.02 in the capital of the Company (the “Secondary Over-Allotment Shares”) to be sold pursuant to an underwriting agreement among the underwriters named in schedule I thereto (the “Underwriters”), the Company and the Selling Shareholders (the “Underwriting Agreement”).

This opinion is furnished to you in order to be filed as an exhibit to the form F-1 registration statement relating to the Offering filed by you with the U.S. Securities and Exchange Commission (the “Registration Statement”).

(2)	For the purpose of this opinion, we have exclusively examined and relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	the Registration Statement;

(b)	the Underwriting Agreement;

(c)	the deed of incorporation of the Company dated 14 May 2010 and the Company’s articles of association (statuten) as lastly amended on — 2013 pursuant to the Deed of Conversion (as defined below), which according to the extract from the Commercial Register referred to in paragraph (2)(d) below are the articles of association of the Company as currently in force;

The practice is conducted by Stibbe N.V. (registered with the Trade Register of the Chamber of Commerce under number 34198700). The general conditions of Stibbe N.V. are applicable and include a clause on limitation of liability. The general conditions have been deposited with the Amsterdam District Court and are available on request and free of charge. They can also be found at www.stibbe.com.

ST\ASD\13650707.5

(d)	an on-line extract from the Commercial Register of the Chamber of Commerce in Amsterdam relating to the Company dated the date hereof;

(e)	the shareholders register of the Company;

(f)	written resolutions of the board of the Company adopted on — May 2013 approving, inter alia, the issuance of shares pursuant to the Deed of Issuance (as defined below) (the “Issue Resolution I”);

(g)	written resolutions of the general meeting of shareholders of the Company with reference “Shareholders resolution I” dated — May 2013 approving, inter alia, the issuance of shares to, among others, the Selling Shareholders in accordance with the Deed of Issuance;

(h)	minutes of the general meeting of shareholders of the Company with reference “General Meeting resolution II” dated — May 2013 regarding, inter alia, the conversion from the private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) Constellium Holdco B.V. into a public limited company (naamloze vennootschap) and renaming the Company Constellium N.V.;

(i)	a copy of the deed of issue of shares in the capital of the Company executed before P.H.N. Quist, civil law notary in Amsterdam, on — 2013 between, among others, the Company and the Selling Shareholders with reference MM/6009345/10521934 in connection with, inter alia, the issuance of (i) 40,777,082 Class A ordinary shares with a nominal value of € 0.02 in the capital of the Company to Apollo and (ii) 31,389,272 Class A ordinary shares with a nominal value of € 0.02 in the capital of the Company to RTIHL (the “Deed of Issuance”);

(j)	a copy of the deed of conversion and amendment of the Company’s articles of association executed before P.H.N. Quist, civil law notary in Amsterdam, on — 2013 with reference MM/6009345/10527252 (by which deed, inter alia, Constellium Holdco B.V. will be converted from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) into a public limited company (naamloze vennootschap) and renamed Constellium N.V.) (the “Deed of Conversion”); and

(k)	draft minutes with reference “General Meeting resolution III” of the general meeting of shareholders of the Company, inter alia, containing resolutions regarding the contemplated issue of the Primary Shares to the Underwriters and the grant to the Underwriters of a right to subscribe for the Primary Over-Allotment Shares (the “Over-Allotment Option”) (the “Issue Resolution II”).

(2)

The resolutions listed in paragraphs (2)(f), (g) and (h) are hereinafter collectively also referred to as the “Resolutions”.

(3)	In rendering this opinion we have assumed:

(a)	the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means and that all documents were at their date, and have through the date hereof remained, accurate and in full force and effect without modification;

(b)	that the Secondary Shares and the Secondary Over-Allotment Shares have been paid in full in accordance with the provisions of the articles of association of the Company and the Deed of Issuance;

(c)	that the Issue Resolution II will be executed substantially in the form of the draft reviewed by us for the purpose of this opinion;

(d)	that the information set forth in the on-line extract from the Commercial Register referred to in paragraph (2)(d) above is complete and accurate on the date hereof and consistent with the information contained in the files kept by the Commercial Register with respect to the Company;

(e)	that the information set forth in the shareholders register of the Company is complete and accurate on the date hereof; and

(f)	that the Resolutions have not been annulled, revoked or rescinded and are in full force and effect as at the date hereof and that the executed Issue Resolution II has not been annulled, revoked or rescinded and is in full force and effect as at the date of the payment of the Primary Shares and as at the date of the payment of the Primary Over-Allotment Shares.

(4)	We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the laws of the Netherlands as they presently stand and as they are interpreted in case law of the courts of the Netherlands and in administrative rulings, in each case published in printed form as at the date of this opinion. We do not express any opinion with respect to any public international law or on the rules of or promulgated under any treaty or by any treaty organisation, other than any EC law provisions having direct effect. We express no opinion about matters of taxation.

(5)	Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above we are as at the date hereof of the following opinion:

(a)	the Company has been duly incorporated and is validly existing under the laws of the Netherlands as a public limited company (naamloze vennootschap);

(3)

(b)	the Secondary Shares, and the Secondary Over-Allotment Shares are validly issued and fully paid and will be non-assessable;

(c)	upon valid execution of the Issue Resolution II and upon payment in full of the Primary Shares in accordance with the provisions of the articles of association of the Company and the Underwriting Agreement, the Primary Shares are validly issued and fully paid and will be non-assessable; and

(d)	upon valid execution of the Issue Resolution II, the exercise by the Underwriters of the Over-Allotment Option and upon payment in full of the Primary Over-Allotment Shares in accordance with the provisions of the articles of association of the Company and the Underwriting Agreement, the Primary Over-Allotment Shares are validly issued and fully paid and will be non-assessable.

(6)	The term “non-assessable” as used in this opinion means that a holder of a share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such share.

(7)	In this opinion, Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. In the event of a conflict or inconsistency, the relevant concept shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

(8)	We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Yours faithfully,

Stibbe N.V.

Hans Witteveen	Derk Lemstra

(4)